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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 26, 2001, in the Registration Statement and related Prospectus of American Medical Systems Holdings, Inc. for the registration of 8,050,000 shares of common stock.

We have audited the consolidated financial statements of American Medical Systems Holdings, Inc. as of December 31, 1999 and 2000, and for each of the years then ended and the period from September 11, 1998 to December 31, 1998 and the combined financial statements of the Predecessor for the period from January 1, 1998 to September 10, 1998, and have issued our report thereon dated January 26, 2001 included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
June 6, 2001